Exhibit 99.1

                                           FOR IMMEDIATE RELEASE
                                           Contact: Investor Relations
                                           Telephone: 712.732.4117

                   META FINANCIAL GROUP DECLARES CASH DIVIDEND

Storm Lake, Iowa - (September 2, 2005) Meta Financial Group (NASDAQ NM: CASH) announced that the Company will pay a cash dividend of $0.13 per share for the fourth fiscal quarter of 2005. This dividend will be payable on or about October 1, 2005 to shareholders of record as of September 15, 2005.

At June 30, 2005, Meta Financial Group had assets of $768.7 million and shareholders' equity of $43.1 million, or $17.20 per common share outstanding.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank and MetaBank West Central. MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa, Brookings, Central Iowa, and Sioux Empire; and the Meta Payment Systems prepaid debit card division. MetaBank West Central is a state-chartered commercial bank located in West Central Iowa. Seventeen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBank and MetaBank WC, may from time to time make written or oral "forward-looking statements," including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company's beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services, such as those offered by the Meta Payment Systems Division; credit quality and adequacy of reserves; technology; and our employees. The following factors, among others, could cause the Company's financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services' laws and regulations; technological changes; acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks involved in the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company's business and prospects is contained in the Company's periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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